EXHIBIT 10.1

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective January 1, 1997)

(Revised 2001)

Amendment No. 11

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-10 thereto.

The Company hereby further amends the Plan as hereinafter set forth. This Amendment No. 11 is effective April 1, 2006.

1. Subsection 1(ap) is added to read as follows:

"(ap) "Profit Sharing Account" shall mean the portion of the Member's Accrued Benefit derived from Participating Company contributions under subsection 4(n), adjusted as provided for therein."

2. The first sentence of subsection 3(a)(i) is amended to read as follows:

"Each and every Employee of a Participating Company who is not excluded under subsection 3(a)(ii) shall be eligible to make elective contributions under subsection 4(a) and be allocated matching contributions for payroll periods commencing coincident with or next following the first Entry Date which is thirty days after the date that the Employee first is credited with an Hour of service."

3. Subsection 3(a)(i) as amended above shall apply to persons who commenced employment with a Participating Company prior to April 1, 2006 as well as persons who commence employment with a Participating Company on or after that date.

4. Subsection 4(a) is amended to read as follows:

"Each Employee who becomes eligible to participate under subsection 3(a) may contribute for a payroll period any percentage of his Compensation remaining after applicable income or payroll tax withholding and other withholding elections as he shall elect in a manner prescribed by Committee. Notwithstanding the foregoing, the Committee may limit the amount of contributions for all Members or a class of Members as the Committee determines is necessary or desirable to facilitate Plan administration or comply with applicable Code provisions. The initial affirmative election to contribute shall be effective following timely receipt in accordance with the Plan's administrative rules. If an eligible Employee does not make an election within time period that the Committee prescribes, the Employee shall be deemed to have elected to contribute 1% of his Compensation effective as of a date that the Committee prescribes. The Committee shall provide each Employee who becomes eligible to participate a reasonable period to make his contribution election. The Committee shall direct that each Employee receives a notification that explains the automatic contribution, the Employee's right to have no such contribution or a different amount of contribution and the procedures and time limitations for exercising those rights. Each Employee shall have a reasonable time to make an election not to contribute before the automatic election to contribute becomes effective. The Employee may elect to make no contribution or any permitted level of contribution and to increase, decrease or terminate his contribution, including his automatic contribution, in accordance with the general rules of this subsection 4(a). All elections shall be made in a manner and shall become effective on the effective date that the Committee prescribes. All contributions under this subsection shall be made through direct reduction of Compensation in each payroll period. For purposes of the Code, all contributions made under this subsection shall be deemed to be made by the Member's employer. A Member may elect to increase or reduce his contributions once per calendar month, effective for such payroll period and succeeding periods that begin after receipt of the election as the Committee specifies. All such elections shall be made in a manner that the Committee prescribes. The Participating Companies shall make their contributions under this subsection at such times as the Company determines. Those contributions shall be allocated to the Salary Reduction Accounts of the Members from whose Compensation the contributions were withheld in an amount equal to the amount withheld."

5. The automatic contribution provision of subsection 4(a) shall only apply to Employees who first become eligible to participate on or after April 1, 2006.

6. Subsection 4(n) is added to read as follows:

"(n) Profit Sharing Contributions

(i) Amount. For each Plan Year the Participating Companies shall make contributions to the Fund in such amounts, if any, as the Company, in its absolute discretion, determines; provided, however, the aggregate contribution for a Plan Year shall not exceed any applicable limitation of Section 4 or 5. The Participating Companies shall either (A) designate the payment in writing to the Trustee as a payment on account of the taxable year which ends coincident with such Plan Year or (B) claim such payment as a deduction on the federal income tax return for such taxable year. The Participating Companies shall pay the contribution, if any, for a Plan Year on or before the date (including any extensions thereof) on which they are required to file their federal income tax returns for the taxable year which ends coincident with or next following such Plan Year.

(ii) Allocation of Contributions. As of the last day of each Plan Year, the Committee shall allocate to the Profit Sharing Account of each eligible Member a portion of the amount, if any, contributed to the Fund in respect of such Plan Year by the Participating Companies in the ratio that each eligible Member’s Compensation for the Plan Year, exclusive of Compensation paid before the Entry Date the Member became eligible to make elective contributions under subsection 4(a) , bears to the Compensation of all eligible Members for such Plan Year. For the 2006 Plan Year, Compensation shall be limited to amounts payable for payroll periods beginning on or after April 1, 2006.

(iii) Eligibility. Eligible Members shall be limited to Employees who (A) have satisfied the eligibility requirements of subsection 3(a), (B) are employed by a Participating Company on the last day of the Plan Year, (C) are credited with at least 1,000 Hours of Service for the Plan Year and (D) are not excluded under subsection 3(b); provided, however, the requirements of subparagraphs (B) and (C) above shall not apply to a Member whose employment terminates due to death, Disability or after attainment of his Normal Retirement Date.

(iv) Forfeitures. Amounts in the Profit Sharing Accounts of Members which have been forfeited pursuant to the provisions of subsection 8(d) hereof during a Plan Year shall be applied as provided in subsection 8(e).

(v) Profit Sharing Account. The Participating Company contributions allocated to a Member under this subsection, as adjusted for investment gain or loss and income or expense, constitute the Member’s Profit Sharing Account. A Member’s nonforfeitable interest in the portion of his Accrued Benefit derived from his Profit Sharing Account shall be determined under subsections 8(d) and 8(e)."

7. Subsection 6(h) is amended to add a sentence to read as follows:

"The Committee shall also direct that a separate bookkeeping account be maintained to reflect each Member's Profit Sharing Account."

8. Subsection 8(d)(i) is amended to add a sentence at the end thereof to read as follows:

"The Member shall also be entitled to receive the nonforfeitable portion (as determined under the vesting schedule at subsection 8(d)(ii)(B)) of the Member's Profit Sharing Account on the Valuation Date on which his Accrued Benefit is liquidated for distribution."

9. Subsection 8(d)(ii)(B) is added to read as follows:

"(d)(ii)(B) Vesting Schedule for Profit Sharing Account. A Member shall have a 100% nonforfeitable right to the portion of his Accrued Benefit derived from his Profit Sharing Account when his Period of Service determined under subsection 8(d)(iv) is at least five years. Prior to that time, a Member shall have no nonforfeitable right to the portion of his Accrued Benefit derived from his Profit Sharing Account"

10. Subsection 8(d)(v)(B) is added to read as follows:

"(d)(v)(B) Cashout of Profit Sharing Account. If a Member has a Severance Date before earning nonforfeitable rights to his Profit Sharing Account, he shall be deemed to have received a distribution of vested portion of the Profit Sharing Account and shall forfeit the nonvested portion of that Account. If the Member subsequently returns to employment eligible to participate in contributions under subsection 4(n) before the Member has a Break in Service, the Member's Profit Sharing Account, without adjustment for investment gain or loss, shall be restored. Restoration shall be made first from forfeitures in the Plan Year of return and second from Participating Company contributions."

11. Subsection 8(e) is amended to add two sentences at the end thereof to read as follows:

"A Member who separates without a vested interest in his Profit Sharing Account shall forfeit that Account on the date of separation, subject to the right to restoration provided for in subsection 8(d)(v)(B). Forfeitures from Profit Sharing Accounts shall be applied to make restoration contributions under subsection 8(d)(v)(B) as required. If any forfeitures remain, the Committee may direct that they be used to pay expenses properly payable from the Plan. Any remaining forfeitures shall be applied to the Participating Company contribution for the Plan Year in which the forfeiture occurs."

Executed this 25th day of January, 2006.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Sandra L. Spayd	By: /s/ Wayne R. Weidner
Corporate Secretary	Chairman and CEO

(Corporate Seal)